MIGENIX Inc. BC Research Complex 3650 Wesbrook Mall Vancouver, BC V6S 2L2 Canada |NEWS RELEASE|

FOR IMMEDIATE RELEASE

MIGENIX to Present at the Rodman & Renshaw Techvest 7th Annual Healthcare Conference on November 8th

Vancouver, BC, CANADA & San Diego, CA, USA – November 1, 2005– MIGENIX Inc. (TSX: MGI; OTC: MGIFF), a clinical-stage developer of drugs for infectious diseases and degenerative diseases, today announced that Jim DeMesa, MD, President and CEO, will present at the Rodman & Renshaw Techvest 7th Annual Healthcare Conference. The presentation is scheduled for 2:50 PM ET on Tuesday, November 8, 2005, at the New York Palace Hotel. The presentation will be available as a live audio and visual web cast via the company's website at www.migenix.com. A replay of this presentation will be available for 90 days at www.migenix.com.

Some of the highlights of the presentation will be:

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Recent results of a Phase IIa study of a novel hepatitis C product candidate (celgosivir, MX-3253) and the near-term start of a Phase IIb study of MX-3253 in combination with PEGETRON, supported by Schering-Plough

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A partnered product (CPI-226) enrolling patients in a confirmatory Phase III trial for the prevention of catheter-related infections under an FDA Special Protocol Assessment

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A systemic antibacterial preclinical opportunity (MX-2401) with activity in pneumonia and other models of bacterial infections

About MIGENIX

MIGENIX is committed to advancing therapy, improving health, and enriching life by developing and commercializing drugs in the areas of infectious and degenerative diseases. The Company's clinical programs include drug candidates for the treatment of chronic hepatitis C infections (Phase II), the prevention of catheter-related infections (Phase III), the treatment of neurodegenerative diseases (Phase I) and the treatment of acne (Phase II). MIGENIX is headquartered in Vancouver, British Columbia, Canada with US operations in San Diego, California. Additional information can be found at www.migenix.com.

“Jim DeMesa”

James M. DeMesa, M.D.

President & CEO

CONTACTS

Jonathan Burke MIGENIX Inc. Tel: (604) 221-9666 Extension 241 jburke@migenix.com	Dian Griesel, Ph.D. Investor Relations Group Tel: (212) 825-3210 Theproteam@aol.com

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